UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)               July 1, 2002

DIVERSIFIED THERMAL SOLUTIONS, INC.
(Name of Registrant)

Nevada	0-28047	94-3342064
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4126 Delp St. Memphis, TN 38118
(Address of principal executive offices)

Registrants telephone number, including area code               (901) 365-7650

VOIP TELECOM, INC.

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1. Changes in Control of Registrant

     On, July 1, 2002 the Company issued fifteen million (15,000,000) shares of common stock to close the acquisition of Global Holdings, Inc. Before this transaction the Company had only four million seven hundred and seventy six thousand one hundred and forty nine (4,776,149) shares outstanding. The two principal shareholders of Global Holdings, Inc. are B. Grant Hunter, the Company’s President, and John Curry who is the former Secretary/Treasurer and also a former Director of the Company. Mr. Hunter and Mr. Curry each received seven million and five hundred thousand (7,500,000) shares in the above mentioned transaction.

Item 2. Acquisition or Disposition of Assets

     On July 1, 2002 the Company completed a stock exchange with the shareholders of Global Holdings, Inc. in which the Company issued and exchanged fifteen million shares (15,000,000) of common stock in exchange for all of the issued and outstanding shares of Global Holdings, Inc. This transaction is being accounted for as a reverse merger in which the Company is the legal acquiror; however, Global Holding, Inc. is considered the accounting acquiror. Global Holdings, Inc. has $10,448 in current assets that are comprised of $2,380 in cash and $8,068 in income tax refunds receivable. Global Holdings, Inc. has $177,133 in current liabilities that are comprised of $4,154 in accounts payable and $172,959 in notes payable to stockholders and related parties. It should be noted that Global Holdings, Inc. is in the refractory business and has been performing all the negotiations and research for the Company as it attempts to acquire a refractory service business. After the stock exchange, Global Holdings, Inc. will be a wholly-owned subsidiary of the Company.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits

The following exhibits are filed pursuant to Item 601 of Regulation S-K.

Exhibit
Number	Description

2.1	Agreement and Plan of Reorganization dated July 1, 2002 by and between Voip Telecom, Inc. and Global Holdings, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Thermal Solutions, Inc.

By:	/s/ B. Grant Hunter B. Grant Hunter President

October 16, 2002